Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

SUPERGEN, INC.

KING’S PEAK ACQUISITION CORPORATION,

MONTIGEN PHARMACEUTICALS, INC.

JAMES N. CLARKE, AS STOCKHOLDER REPRESENTATIVE,

AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of March 30, 2006

i

		Page

10.6	Severability	96
10.7	Other Remedies	96
10.8	Governing Law	96
10.9	Consent to Jurisdiction	96
10.10	WAIVER OF JURY TRIAL	97

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Non-Competition and Non-Solicitation Agreement
Exhibit B	Form of Key Employee Employment Agreement
Exhibit C	Form of Stock Restriction Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Volume Restriction Agreement
Exhibit F	Director and Officer Resignation Letter
Exhibit G	Form of Legal Opinion of Counsel to the Company

Schedules

Schedule 3.14(s)(i)	Form of Employee Proprietary Information Agreement
Schedule 3.14(s)(ii)	Form of Consultant Proprietary Information Agreement
Schedule 7.2(e)(i)	Schedule of Third Party Contract Consents
Schedule 7.2(e)(ii)	Schedule of Third Party Notice Requirements

v

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 30, 2006, by and among SuperGen, Inc., a Delaware corporation (“Parent”), King’s Peak Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Montigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), James N. Clarke, as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”), and amends and restates that prior Agreement and Plan of Merger and Reorganization, dated January 26, 2006, by and among Parent, Merger Sub, the Company, the Stockholder Representative and the Escrow Agent (the “Prior Agreement”). The Prior Agreement is hereby superseded in its entirety. Unless otherwise expressly indicated, references to “the date of this Agreement,” “the date hereof” and terms of similar import shall refer to the date of the Prior Agreement. All capitalized terms that are used in this Agreement not otherwise defined shall have the respective meanings set forth in Article I below.

BACKGROUND

A.                                    The boards of directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.                                    Promptly following the Merger, the Interim Surviving Corporation will merge with and into Parent (the “Second Merger,” and together with the Merger, the “Integrated Merger”), with Parent being the surviving entity of the Second Merger.

C.                                    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all issued and outstanding Company Capital Stock will be converted into the right to receive the consideration set forth in Article II below.

D.                                    Concurrently with the execution and delivery of this Agreement by the parties, as a material inducement to Parent and Merger Sub to enter into this Agreement, each of David Bearss, Hariprasad Vankayalapati and Cory Grand (each, a “Significant Common Stockholder,” and collectively, the “Significant Common Stockholders”), Dallin Anderson and James Bearss are entering into a Non-Competition and Non-Solicitation Agreement with Parent, in the form attached as Exhibit A (collectively, the “Non-Competition Agreements”), each to be effective as of the Effective Time.

E.                                      Concurrently with the execution and delivery of this Agreement by the parties, as a material inducement to Parent and Merger Sub to enter into this Agreement, each of David Bearss, James Bearss, Hariprasad Vankayalapati and Cory Grand (each, a “Key Employee,” and collectively the “Key Employees”) is entering into an Employment Agreement, in the form attached as Exhibit B (collectively, the “Key Employee Employment Agreements”), each to be effective as of the Effective Time.

F.                                      Concurrently with the execution and delivery of this Agreement by the parties, as a material inducement to Parent and Merger Sub to enter into this Agreement, each Significant Common Stockholder is entering into a Stock Restriction Agreement with Parent, in the form attached as Exhibit C (collectively, the “Stock Restriction Agreements”), each to be effective as of the Effective Time.

G.                                    The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

H.                                    The Merger and the Second Merger are intended to be part of an integrated plan and together are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties intend that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)                                  “Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

(b)                                 “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(c)                                  “CFRA” shall mean the California Family Rights Act of 1993, as amended.

(d)                                 “CLIMB™ Technology” shall mean the Company’s proprietary drug discovery platform technology for identifying and/or improving compounds that constitute active ingredients of drugs, which platform technology involves the performance of any of the following: (1) in silico based homology modeling of target protein structures using one or more of the Company’s proprietary algorithms; (2) the identification of compounds from virtual libraries through the use of one or more of the Company’s proprietary algorithms to determine the binding modes and/or energies of such compounds; and/or (3) the rational design of new modifications to an identified compound based on the docking of the compound into a protein structure identified via the methods described in (1) above.

(e)                                  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)                                 “Common Cash Value” shall mean an amount of cash determined by dividing the Total Common Cash Amount by the Total Outstanding Common Shares.

(h)                                 “Common Equity Amount” shall mean the number of shares of Parent Common Stock determined by dividing (A) the quotient obtained by dividing (1) $9.4 million minus the Total Common Cash Amount by (2) the Total Outstanding Common Shares by (B) the applicable Trading Price.

(i)                                     “Common Equity Election Amount” shall mean the number of shares of Parent Common Stock determined by dividing the Common Cash Value by the applicable Trading Price.

(j)                                     “Common Equity Election Shares” shall mean the total number of shares of Company Common Stock as to which the holders thereof (or deemed holders thereof in the case of Company Options that have been cashless exercised contingent only upon the completion of the First Merger) elected to receive the Common Equity Election Amount in lieu of the Common Cash Value in accordance with Section 2.7(h).

(k)                                  “Common Holders” shall mean the Majority Common Holders and the Minority Common Holders.

(l)                                     “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock and any other shares of capital stock of the Company.

(m)                               “Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

(n)                                 “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(o)                                 “Company Intellectual Property” shall mean: (i) any and all Intellectual Property that is owned by or exclusively licensed to the Company; and (ii) for purposes of Sections 3.14(e), 3.14(x), 3.14(aa) and 3.14(bb), the software licensed pursuant to that certain license agreement described in Section 1.1(p).

(p)                                 “Company Material Adverse Effect” shall mean any change, event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), condition (financial or otherwise) or capitalization of the Company, including, without limitation, the non-renewal of the Schrodinger End User License Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any material changes in general economic, market or political conditions (including any changes relating to or arising out of war, acts of terrorism or pandemic); (ii) any change, event or effect caused by conditions generally affecting the industry in which the Company operates and not uniquely related to the Company; (iii) any change, event or effect on the Company caused by the Company’s compliance with its obligations pursuant to this Agreement; or (iv) any change, event or effect caused by the execution of this Agreement or the announcement or pendency of this Agreement, the Merger and the other transactions contemplated hereby.

(q)                                 “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Warrants and Company Series A Preferred Stock) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

(r)                                    “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

(s)                                  “Company Stockholder” shall mean a holder of any shares of Company Capital Stock.

(t)                                    “Company Warrant” shall mean any warrant issued by the Company to purchase or otherwise acquire shares of Company Capital Stock.

(u)                                 “Continuing Employee” shall mean each employee of the Company who (i) receives and accepts an offer of at-will employment from Parent or any of its Subsidiaries prior to the Effective Time and (ii) is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(v)                                 “Contract” shall mean any agreement, contract, mortgage, indenture, lease, covenant, benefit plan, insurance policy, permit, note, option, instrument, purchase order, license, sublicense, commitment or undertaking.

(w)                               “DOL” shall mean the United States Department of Labor.

(x)                                   “Effective Time Company Stockholder” shall mean any Preferred Holder, Majority Common Holder or Minority Common Holder.

(y)                                 “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

(z)                                   “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of Company Options or restricted shares, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

(aa)                            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(bb)                          “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(cc)                            “Escrow Amount” shall mean $2,700,000, representing 15% of the Initial Merger Consideration Total Value, comprised of the Escrow Cash and the Escrow Shares.

(dd)                          “Escrow Cash” shall mean the total cash amount comprising the cash portion of the Escrow Contributions of all Effective Time Company Stockholders, as set forth on the Spreadsheet.

(ee)                            “Escrow Contribution” shall mean:

(i)                                     for each Preferred Holder, an aggregate contribution to the Escrow Fund having a value equal to 15% of the portion of the Initial Merger Consideration such Preferred Holder is entitled to receive pursuant to Section 2.7(d) hereof in exchange for all such holder’s shares of Company Series A Preferred Stock, which aggregate contribution shall be comprised of (A) the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to 15% of the total number of shares of Parent Common Stock comprising such Preferred Holder’s portion of the Initial Merger Consideration and (B) cash equal to the balance of such Preferred Holder’s aggregate contribution;

(ii)                                  for each Minority Common Holder, an aggregate contribution to the Escrow Fund having a value equal to 10% of the portion of the Initial Merger Consideration such Minority Common Holder is entitled to receive pursuant to Section 2.7(d) hereof in exchange for all such holder’s shares of Company Common Stock, which aggregate contribution shall be comprised of (A) the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to 10% of the total number of shares of Parent Common Stock comprising such Minority Common Holder’s portion of the Initial Merger Consideration and (B) cash equal to the balance of such Minority Common Holder’s aggregate contribution; and

(iii)                               for each Majority Common Holder, an aggregate contribution to the Escrow Fund having a value equal to his Majority Common Holder Pro Rata Portion of the Escrow Shortfall, which aggregate contribution shall be comprised of shares of Parent Common Stock (rounded down to the nearest whole share) and cash in the same proportion as the value of the shares of Parent Common Stock, on the one hand, and cash, on the other hand, comprising the portion of the Initial Merger Consideration such Majority Common Holder is entitled to receive pursuant to Section 2.7(d) hereof in exchange for all such holder’s shares of Company Common Stock bears to the total value of such portion of the Initial Merger Consideration.

(ff)                                “Escrow Pro Rata Portion” means for each Effective Time Company Stockholder, the percentage determined by dividing (A) the total value of his, her or its Escrow Contribution (inclusive of the cash and stock portions of such Escrow Contributions and based on the applicable Trading Price in the case of the stock portions) by (B) the Escrow Amount.

(gg)                          “Escrow Shares” shall mean the total number of shares of Parent Common Stock comprising the stock portion of the Escrow Contributions of all Effective Time Company Stockholders, as set forth on the Spreadsheet.

(hh)                          “Escrow Shortfall” shall mean an amount equal to the Escrow Amount less the aggregate value of the Escrow Contributions of the Preferred Holders and the Minority Common Holders.

(ii)                                  “FDA” shall mean the Food and Drug Administration.

(jj)                                  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(kk)                            “First Milestone Common Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $5.2 million by the applicable Trading Price.

(ll)                                  “First Milestone Preferred Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $4.8 million by the applicable Trading Price.

(mm)                      “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(nn)                          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(oo)                          “Initial Merger Consideration Cash Amount” shall mean $9.0 million.

(pp)                          “Initial Merger Consideration Stock Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $9.0 million by the applicable Trading Price.

(qq)                          “Initial Merger Consideration Total Value” shall mean $18.0 million.

(rr)                                “Intellectual Property” shall mean Technology and Intellectual Property Rights.

(ss)                            “Intellectual Property Rights” shall mean, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, with respect to patentable subject matter (“Patent”); (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications, copyright registrations, circuit topographies, codes, Software and Moral Rights; (iii) mask works and other non-patentable inventions, discoveries and improvements; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, business names, brand names, service marks, service names, logos, or trade dress, and general intangibles of a like nature or other indications of source and any goodwill symbolized by or associated with such marks; (v) rights relating to trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act, and under corresponding statutory and common law of any country in the world or under any treaty), confidential business, technical and know-how information inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals, discoveries, improvements, concepts, ideas, compositions, inventor’s notes, methods, processes, formulae, techniques, technical data, business and marketing plans and other proprietary or non-public business information, including customer lists, research and development information (whether or not patentable), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secret”); (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi governmental authority, including Internet domain name registrars; (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual property or proprietary rights in any and all jurisdictions throughout the world.

(tt)                                “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.

(uu)                          “IRS” shall mean the United States Internal Revenue Service.

(vv)                          “knowledge” shall mean, as it relates to the Company with respect to any matter in question, (i) the actual knowledge of (A) the officers, directors and Key Employees of the Company and (B) with respect to Sections 3.14(j), (o), (r), (s), (w), (bb) and (ff), Brent Bradburn and Randy Grohs in addition to the individuals listed in clause (A), in respect of such matter and (ii) the knowledge of the matter in question that any such persons would reasonably be expected to have if such persons had made a reasonable investigation and/or inquiry of any Employees who would reasonably be expected to have actual knowledge of the matter in question.

(ww)                      “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xx)                              “Majority Common Holders” shall mean and include Dallin Anderson and David Bearss.

(yy)                          “Majority Common Holder Pro Rata Portion” shall mean, for each Majority Common Holder, the percentage determined by dividing (A) the number of shares of Company Common Stock held or, in the case of Company Common Stock underlying Company Options that have been cashless exercised deemed held by such Majority Common Holder immediately prior to the Effective Time by (B) the total number of shares of Company Common Stock held or, in the case of Company Common Stock underlying Company Options that have been cashless exercised deemed held by all Majority Common Holders immediately prior to the Effective Time.

(zz)                              “Minority Common Holders” shall mean and include all holders of any of the Total Outstanding Common Shares other than the Majority Common Holders.

(aaa)                      “Modified CLIMBTM Technology” shall mean modified or improved versions of the CLIMBTM Technology created after the Effective Date that incorporate modifications of one or more of the components of the CLIMBTM Technology specified in subsection (1), (2) or (3) of Section 1.1(d).

(bbb)                   “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(ccc)                      “Net Option Consideration” means, for each holder of Company Options, (A) subject to Section 2.7(g), the number of shares of Parent Common Stock equal to the Common Equity Election Amount multiplied by the number of shares underlying such Company Options for which a Common Equity Election has been made in accordance with Section 2.7(h), (B) an amount of cash (without interest) equal to the Common Cash Value multiplied by the number of shares underlying such Company Options for which a Common Equity Election has not been made, and (C) subject to Section 2.7(g), such number of shares of Parent Common Stock equal to the Common Equity Amount multiplied by the total number of shares underlying such Company Options, minus the number of shares of Parent Common Stock and cash amount having a value (based on the applicable Trading Price in the case of shares) equal to the aggregate exercise price of such Company Options, with such deductions being made in the same proportion as the number of shares of Parent Common Stock calculated pursuant to clause (A) and (B) above, on the one hand, and the cash amount calculated pursuant to clause (B) above, on the other hand, bears to the total value of the shares of Parent Common Stock and cash calculated pursuant to clauses (A), (B) and (C) above.

(ddd)                   “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(eee)                      “Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

(fff)                            “Parent Material Adverse Effect” shall mean any change, event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), condition (financial or otherwise) or capitalization of Parent; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change in the price, in and of itself, or trading volume of, or short interests in, the Parent Common Stock; (ii) any failure to satisfy or meet published analysts’ expectations or projections regarding Parent’s financial condition or results of operations;

(iii) any material changes in general economic, market or political conditions (including any changes relating to or arising out of war, acts of terrorism or pandemic); (iv) any change, event or effect caused by conditions generally affecting the industry in which Parent operates and not uniquely related to Parent; (v) any change, event or effect caused by Parent’s compliance with its obligations pursuant to this Agreement; (vi) any change, event or effect caused by the execution of this Agreement or the announcement or pendency of this Agreement, the Merger and the other transactions contemplated hereby; (vii) any changes arising out of or resulting from pending regulatory approvals (whether domestic or international); (viii) any changes arising out of or resulting from any sale of any assets or commercial business segments; (ix) any changes arising out of or resulting from the acquisition or disposition of any compounds, technologies, products or marketing and distribution rights; (x) any effect or change caused by the creation or dissolution of any Subsidiary; (xi) any changes arising out of or resulting from the in-licensing of any compounds or products; or (xii) any change, event or effect resulting from any capital-raising transaction by Parent.

(ggg)                   “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(hhh)                   “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(iii)                               “Plan” shall mean Company’s 2004 Stock Plan.

(jjj)                               “Preferred Holders” shall mean and include all holders of any of the Total Outstanding Preferred Shares.

(kkk)                      “Pro Rata Portion” shall mean: (i) with respect to the Initial Merger Consideration, for each Effective Time Company Stockholder (including holders of Company Options), the percentage determined by dividing (A) the sum of the cash values (based in the case of shares of Parent Common Stock on the applicable Trading Price) of the portion of the Initial Merger Consideration Stock Amount and the portion of the Initial Merger Consideration Cash Amount to be issued and paid to such Effective Time Company Stockholder by (B) the sum of the cash values (based in the case of shares of Parent Common Stock on the applicable Trading Price) of the Initial Merger Consideration Stock Amount and the Initial Merger Consideration Cash Amount; and (ii) with respect to the Contingent Merger Consideration, (x) for each Effective Time Company Stockholder who is a former holder of shares of Company Series A Preferred Stock, the proportion that the number of shares of Company Series A Preferred Stock held by such holder immediately prior to the Effective Time bears to the Total Outstanding Preferred Shares and (y) for each Effective Time Company Stockholder (including holders of Company Options) who is a former holder or deemed holder of shares of Company Common Stock, the proportion that the number of shares of Company Common Stock held by such holder or deemed held by such holder without giving effect to any cashless exercise net deductions, in the case of holders of Company Options, immediately prior to the Effective Time bears to the Total Outstanding Common Shares.

(lll)                               “Registered Intellectual Property” shall mean Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal, government or other public or quasi-public legal authority.

(mmm)             “Related Agreements” shall mean (i) the Mutual Nondisclosure Agreement, (ii) the Non-Competition Agreements, (iii) the Key Employee Employment Agreements, (iv) the Stock Restriction Agreements; (v) the Volume Restriction Agreements; and (vi) all other agreements, instruments and certificates entered into by the Company or any of the Company Stockholders in connection with the transactions contemplated in this Agreement.

(nnn)                   “Requisite Stockholder Vote” shall mean: (i) in the case of this Agreement and the Merger, the affirmative vote of the holders of a majority of the outstanding Company Capital Stock, voting together as a single class; and (ii) in the case of the Company Restated Certificate, the affirmative vote of the holders of at least a majority of the outstanding Company Capital Stock, voting together as a single class and the holders of at least a majority of the outstanding Company Common Stock, voting as a separate class.

(ooo)                   “SEC” shall mean the United States Securities and Exchange Commission.

(ppp)                   “Second Milestone Common Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $3.6 million by the applicable Trading Price.

(qqq)                   “Second Milestone Preferred Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $3.2 million by the applicable Trading Price.

(rrr)                            “Series A Preferred Cash Election Amount” shall mean an amount of cash equal to the Series A Preferred Initial Consideration Value.

(sss)                      “Series A Preferred Cash Election Shares” shall mean the total number of shares of Company Series A Preferred Stock as to which the holders thereof have either elected to receive the Series A Preferred Cash Election Amount or failed to submit a valid Form of Election pursuant to Section 2.7(h) hereof.

(ttt)                            “Series A Preferred Equity Election Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest one-thousandth of a share) determined by dividing the Series A Preferred Initial Consideration Value by the applicable Trading Price.

(uuu)                   “Series A Preferred Initial Consideration Value” shall mean the amount (rounded down to the nearest one-hundredth of a cent) determined by dividing $8.6 million by the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(vvv)                   “Shrink-Wrap Code” shall mean generally commercially available Object Code where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

(www)             “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

(xxx)                         “Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(yyy)                   “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(zzz)                         “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to, Source Code and Object Code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, Web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.

(aaaa)                “Third Milestone Common Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $2.8 million by the applicable Trading Price.

(bbbb)            “Third Milestone Preferred Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing $2.4 million by the applicable Trading Price.

(cccc)                “Third Party Expenses” shall mean all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

(dddd)            “Total Common Cash Amount” shall mean the cash amount equal to the Initial Merger Consideration Cash Amount less the Total Series A Cash Election Amount.

(eeee)                “Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued or deemed issued in connection with the exercise or cashless exercise of any Company Option prior to the Effective Time.

(ffff)                        “Total Outstanding Preferred Shares” shall mean the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including shares of Company Series A Preferred Stock that have been issued pursuant to the exercise of any Company Warrants, calculated on an as converted to Company Common Stock basis.

(gggg)            “Total Outstanding Shares” shall mean the Total Outstanding Common Shares and the Total Outstanding Preferred Shares.

(hhhh)            “Total Series A Cash Election Amount” shall be the cash amount determined by multiplying the Series A Cash Election Shares by the Series A Preferred Cash Election Amount.

(iiii)                            “Total Series A Equity Election Amount” shall mean the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by dividing (A) $8.6 million less the Total Series A Cash Election Amount by (B) the applicable Trading Price.

(jjjj)                            “Trading Price” shall mean the average closing sale price of one share of Parent Common Stock as reported on The Nasdaq Stock Market for the five (5) consecutive trading days ending (i) with respect to the Initial Merger Consideration Stock Amount (including with respect to the Escrow Shares), on the date that is one (1) trading day immediately preceding the Closing Date, and (ii) with respect to the Contingent Merger Consideration, on the date that is one (1) trading day immediately preceding the First Milestone Issue Date, the Second Milestone Issue

Date or the Third Milestone Issue Date, as the case may be (as adjusted, on each date as appropriate, to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(kkkk)                “User Documentation” shall mean explanatory and informational materials concerning the Company Products or Company Intellectual Property, in printed or electronic format, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

(llll)                            “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2                                 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Defined Term	Section

Acquisition Proposal	5.4(a)
Agent Indemnification Expenses	8.7(d)(vii)
Agent Interpleader Expenses	8.7(d)(vi)
Agreement	Preamble
Balance Sheet Date	3.7
California Commissioner	3.28
California Permit	3.6
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Charter Documents	3.1(a)
Closing	2.2
Company	Preamble
Company Authorizations	3.18
Company Generated Product	2.12(a)
Company Material Adverse Effect	8.2(b)
Company Products	3.14(d)
Company Registered Intellectual Property	3.14(b)
Company Restated Certificate	3.1(a)
Company Stock Certificates	2.9(b)(ii)
Conflict	3.5(a)
Consent Solicitation	6.1(d)
Consultant Proprietary Information Agreement	3.14(s)
Contaminants	3.14(bb)
Contingent Merger Consideration	2.12
Current Balance Sheet	3.7
Delaware Law	2.1
Director and Officer Resignation Letter	6.10(b)

Defined Term	Section

Disclosure Schedule	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Effective Time	2.3
Election Deadline	2.7(h)
Election Form Record Date	2.7(h)
Employee Proprietary Information Agreement	3.14(s)
Environmental Permits	3.21(c)
Escrow Agent	Preamble
Escrow Fund	8.7(a)
Escrow Period	8.7(b)
Excess Shares	2.7(g)
Exchange Documents	2.9(b)(ii)
Fairness Hearing Law	3.6
Final Surviving Entity	2.1
Financials	3.7
First Milestone Issue Date	2.12(a)
Form of Election	2.7(h)
Fundamental Change	2.12(e)
Governmental Entity	3.6
Hazardous Material	3.21(a)
Hazardous Materials Activities	3.21(b)
IND	2.12(a)
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.5(a)
Information Statement	6.1(a)
Initial Merger Consideration	2.7(d)
Integrated Merger	Recitals
Interim Surviving Corporation	2.1
Key Employee	Recitals
Key Employee Employment Agreements	Recitals
Key Employees	Recitals
Lease Agreements	3.13(b)
Leased Real Property	3.13(a)
Letter of Transmittal	2.9(b)(i)
Loss	8.2(a)
Losses	8.2(a)
Material Contract	3.16(a)
Material Contracts	3.16(a)
Maximum Stock Issuance	2.7(g)
Merger	Recitals
Merger Sub	Preamble
Mutual Nondisclosure Agreement	6.5

Defined Term	Section

Non-Competition Agreements	Recitals
Notice of Hearing	3.28
Objection Notice	8.5(b)
Offer Letter	6.10(a)
Officer’s Certificate	8.5(a)
Open Source	3.14(x)
Owned Domain Names	3.14(hh)
Parent	Preamble
Parent Balance Sheet	4.7(b)
Parent Charter Documents	4.1
Parent SEC Reports	4.7(a)
Permit Application	3.28
Preferred Cash Election	2.7(d)(i)
PTO	3.14(b)
Returns	3.11(b)(i)
Second Effective Time	2.3
Second Merger	Recitals
Second Milestone Issue Date	2.12(b)
Securities Act	3.6
Significant Common Stockholder	Recitals
Significant Common Stockholders	Recitals
Soliciting Materials	6.1(e)
Spreadsheet	6.14
Preferred Equity Election	2.7(d)(i)
Stockholder Representative	Preamble
Stockholder Representative Expenses	8.8(a)
Stock Restriction Agreements	Recitals
Survival Period	8.1(a)
Tax	3.11(a)
Taxes	3.11(a)
Third Milestone Issue Date	2.12(c)
Third Party Claim	8.6
Threshold Amount	8.3(b)
Unresolved Claims	8.7(b)
Volume Restriction Agreements	2.13

1.3                                 Interpretations

(a)                                  When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b)                                 When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c)                                  When reference is made in this Agreement to a “party” or “the parties,” such reference shall be to the persons or entities who have executed this Agreement.

(d)                                 The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(e)                                  The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                                    All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g)                                 Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h)                                 The parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1                                 The Integrated Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), the Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to as the “Interim Surviving Corporation.”  At the Second Effective Time (as defined in Section 2.3), and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, the Interim Surviving Corporation shall be merged with and into Parent, the separate corporate existence of the Interim Surviving Corporation shall cease, and Parent shall continue as the surviving entity (the “Final Surviving Entity”).

2.2                                 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company.

2.3                                 The Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached as Exhibit D (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware is referred to as the “Effective Time”). Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware is referred to as the “Second Effective Time”).

2.4                                 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the Second Effective Time, the effect of the Second Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Parent, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Parent.

2.5                                 Organizational Documents

(a)                                  Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Montigen Pharmaceuticals, Inc.”  Parent’s certificate of incorporation, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation of the Final Surviving Entity at the Second Effective Time.

(b)                                 Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Interim Surviving Corporation shall be amended and restated to be identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws. Parent’s bylaws, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Final Surviving Entity at the Second Effective Time.

2.6                                 Directors and Officers

(a)                                  Directors. Unless otherwise determined by Parent prior to the Effective Time, the director of Merger Sub immediately prior to the Effective Time shall be the director of the Interim Surviving Corporation from and after the Effective Time, to hold the office of director of the Interim Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation until his successors are duly elected and qualified. Parent’s directors immediately prior to the Second Effective Time shall be the directors of the Final Surviving Entity from and after the Second Effective Time.

(b)                                 Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation. Parent’s officers immediately prior to the Second Effective Time shall be the officers of the Final Surviving Entity from and after the Second Effective Time.

2.7                                 Effect of Merger on the Capital Stock of the Constituent CorporationsMerger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation.

(b)                                 Parent-Owned or Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c)                                  Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d)                                 Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including, but not limited to, Section 2.9(a) regarding the Escrow Amount), the following consideration:

(i)                                     Company Series A Preferred Stock. Each outstanding share of Company Series A Preferred Stock shall be converted automatically into, at the election of the holder as provided in Section 2.7(h), the right to receive either (A) an amount of cash (without interest) equal to the Series A Preferred Cash Election Amount (a “Preferred Cash Election”) or (B) subject to Section 2.7(g), such number of shares of Parent Common Stock equal to the Series A Preferred Equity Election Amount (a “Preferred Equity Election”).

(ii)                                  Company Common Stock. Each outstanding share of Company Common Stock will be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Common Cash Value or, at the election of the holder as provided in Section 2.7(h) and subject to Section 2.7(g), such number of shares of Parent Common Stock equal to the Common Equity Election Amount (a “Common Equity Election”) and (B) subject to Section 2.7(g), such number of shares of Parent Common Stock equal to the Common Equity Amount.

The term “Initial Merger Consideration” refers to the aggregate consideration set forth in clauses (i) and (ii) above together with the Net Option Consideration the holders of Company Options are entitled to receive pursuant to Section 2.7(e) below.

(iii)                               Contingent Merger Consideration. Each holder of Company Series A Preferred Stock, each holder of Company Common Stock and each holder of Company Options will have the right to receive the Contingent Merger Consideration described in Section 2.12.

(iv)                              For purposes of calculating the consideration payable and/or issuable to each Effective Time Company Stockholder pursuant to this Section 2.7(d), all shares of Company Capital Stock held by each Effective Time Company Stockholder shall be aggregated on a certificate-by-certificate basis and rounded up to the nearest whole cent with respect to any cash consideration, and rounded down to the nearest whole share with respect to any stock consideration (with any fractional share of Parent Common Stock that such Effective Time Company Stockholder would otherwise be entitled to receive hereunder being paid, in lieu of the issuance thereof, in cash (without interest and rounded down to the nearest whole cent) in an amount equal to such fractional part of a share multiplied by the applicable Trading Price).

(e)                                  Treatment of Company Options. Each holder of Company Options has cashless exercised such Company Options in full, after giving effect to the acceleration of vesting triggered by the First Merger and contingent only upon the completion of the First Merger, pursuant to the option exercise notices provided to the holders of Company Options prior to the Closing Date. As a result, at the Effective Time, each such holder shall, subject to Section 2.9(b)(iii), be entitled to receive the Net Option Consideration and his or her Company Options shall thereupon automatically terminate.

(f)                                    Withholding Taxes. The Company and, on its behalf, Parent, the Interim Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)                                 Limitation on Issuance of Parent Common Stock. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be obligated to issue any shares of Parent Common Stock pursuant to this Agreement, in the aggregate, in excess of 19.99% of its total outstanding common stock calculated as of immediately prior to the Effective Time (the “Maximum Stock Issuance”). If and to the extent that Parent would have been required, in the absence of this Section 2.7(g), to issue shares of Parent Common Stock pursuant to this Agreement in excess of the Maximum Stock Issuance, then Parent shall pay to the Effective Time Company Stockholders, in lieu of the number of shares of Parent Common Stock in excess of the Maximum Stock Issuance that such stockholders would otherwise be entitled to receive hereunder (the “Excess Shares”), a cash amount equal to the value, based on the applicable Trading Price, of the Excess Shares.

(h)                                 Exercise of Election. All Preferred Cash Elections, Preferred Equity Elections and Common Equity Elections shall be made on a form designed for that purpose and mutually acceptable to Parent and the Company (a “Form of Election”), which shall be mailed, together with the Soliciting Materials submitted to the Company Stockholders in connection with the Consent Solicitation, to all holders of record of shares of Company Capital Stock and all holders of record of Company Options as of the record date set forth in the Information Statement (the “Election Form Record Date”). The Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders of shares of Company Capital Stock between the Election Form Record Date and the Election Deadline (as defined below). Elections shall be made by submitting to the Company a Form of Election prior to the Election Deadline. To be effective, a Form of Election must be properly completed, signed and submitted to the Company, and not revoked, prior to the Election Deadline. The Company shall reflect all final Preferred Cash Elections, Preferred Equity Elections and Common Equity Elections on the Spreadsheet. The Company shall have the discretion to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Company in such matters shall be conclusive and binding. For purposes hereof, “Election Deadline” shall be the date that is three (3) Business Days prior to the date that Parent and the Company estimate, in good faith, will be the Closing Date; provided, that, in no event shall the Election Deadline be less than five (5) calendar days after the Company’s mailing of the Soliciting Materials to the Company Stockholders. Any holder of Company Capital Stock or Company Options who has made an election by submitting a Form of Election to the Company may at any time prior to the Election Deadline change such holder’s election by submitting a revised Form of Election, properly completed and signed that is received by the Company prior to the Election Deadline. Any holder of Company Capital Stock or Company Options may at any time prior to the Election Deadline revoke his, her or its election by written notice to the Company received prior to the Election Deadline. For purposes of this Agreement, a Preferred Holder who does not submit a Form of Election that is received by the Company on or prior to the Election Deadline shall be deemed to hold Series A Preferred Cash Election Shares. For purposes of this Agreement, a Common Holder who does not submit a Form of Election that is received by the Company on or prior to the Election Deadline shall be deemed to hold no Common Equity Election Shares. If the Company shall determine that any purported Preferred Cash Election, Preferred Equity Election or Common Equity Election was not properly made, such purported Preferred Cash Election, Preferred Equity Election or Common Equity Election shall be deemed to be of no force and effect and the shares subject to such election shall for all purposes hereof be deemed to be Series A Preferred Cash Election Shares, in the case of a Preferred Cash Election or Preferred Equity Election, or ineffective, in the case of a Common Equity Election.

2.8                                 Dissenting Shares

(a)                                  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by an Effective Time Company Stockholder who has not effectively withdrawn or lost such Effective Time Company Stockholder’s appraisal rights under Delaware Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable merger consideration for such Effective Time Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such stockholder shall only be entitled to such rights as are provided by Delaware Law.

(b)                                 Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company

Capital Stock set forth in Section 2.7 upon surrender of the certificate representing such shares in accordance with the terms of Section 2.9.

(c)                                  The Company shall give Parent (i) prompt notice of any written demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Effective Time Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Effective Time Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Interim Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

2.9                                 Payment Procedures

(a)                                  Escrow Amount Deposit. As soon as practicable following the Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent. Parent shall be deemed to have contributed with the Escrow Agent, on behalf of each Effective Time Company Stockholder, each such stockholder’s Escrow Contribution.

(b)                                 Closing Payments

(i)             Promptly following the Closing Date, Parent shall mail a letter of transmittal in Parent’s standard form (the “Letter of Transmittal”) to each Effective Time Company Stockholder at the address set forth opposite each such Effective Time Company Stockholder’s name on the Spreadsheet.

(ii)          Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent, together with the Letter of Transmittal, the Volume Restriction Agreement and any other instruments that Parent may reasonably require (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent in exchange therefor, that portion of the Initial Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 hereof, minus such holder’s Escrow Pro Rata Portion.

Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the merger consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 hereof.

(iii)       Upon execution and delivery of the Volume Restriction Agreement, each holder of Company Options shall be entitled to receive from Parent in exchange therefor, his or her Net Option Consideration minus such holder’s Escrow Contribution.

(c)                                  No Payments Until Company Stock Certificates Surrendered. No portion of any merger consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. No portion of the Net Option Consideration shall be paid to the holder of Company Options until such holder shall have delivered the Volume Restriction Agreement pursuant hereto.

(d)                                 Transfers of Ownership. If any stock or cash amounts are to be disbursed in accordance with the terms hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the merger consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)                                  No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of Parent, the Company, the Interim Surviving Corporation or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10                           No Further Ownership Rights in Company Capital Stock. The consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Interim

Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11                           Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.12                           Contingent Merger Consideration. At the times specified in this Section 2.12, subject to the terms and conditions of this Agreement, Parent will pay to the Effective Time Company Stockholders additional merger consideration contingent upon the occurrence of the events described below (the “Contingent Merger Consideration”).

(a)                                  First Milestone Payments. Within one (1) day following the earlier to occur of (i) receipt by Parent (or a licensee or contractual co-developer) of formal notification by the FDA of its acceptance for filing of the first Investigational New Drug application (“IND”) for any product containing as the active ingredient (A) a compound identified using the CLIMB™ Technology or Modified CLIMB™ Technology or (B) a compound existing within the Company’s drug portfolio at the Closing Date (a “Company Generated Product”) or (ii) Parent’s (or a licensee’s or contractual co-developer’s) public announcement that receipt of such formal notification is imminent, Parent will issue to the Effective Time Company Stockholders shares of Parent Common Stock as follows, subject to Section 2.7(g) (the date of such issuance being referred to as the “First Milestone Issue Date”):

(1)                                  Each former holder of shares of Company Series A Preferred Stock shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the First Milestone Preferred Amount; and

(2)                                  Each former holder of shares of Company Common Stock and each former holder of Company Options shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the First Milestone Common Amount.

Notwithstanding clause 2.12(a)(ii) above, in no event will Parent be obligated to issue shares of Parent Common Stock if formal notification of the FDA’s acceptance for filing of the IND is not received.

For purposes of clarification, the filing of an Exploratory IND will not trigger the payment of any Contingent Merger Consideration with respect to this first milestone.

(b)                                 Second Milestone Payments. Within one (1) day following the earlier to occur of (i) receipt by Parent (or a licensee or contractual co-developer) of formal notification by the FDA of the first filing of a New Drug Application for a product containing as the active ingredient a compound identified using the CLIMB™ Technology, the Modified CLIMB™ Technology or a Company Generated Product or (ii) Parent’s (or a licensee’s or contractual co-developer’s) public announcement that receipt of such formal notification is imminent, Parent will issue to the Effective Time Company Stockholders shares of Parent Common Stock as follows, subject to Section 2.7(g) (the date of such issuance being referred to as the “Second Milestone Issue Date”):

(1)                                  Each former holder of shares of Company Series A Preferred Stock shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the Second Milestone Preferred Amount; and

(2)                                  Each former holder of shares of Company Common Stock and each former holder of Company Options shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the Second Milestone Common Amount.

Notwithstanding clause 2.12(b)(ii) above, in no event will Parent be obligated to issue shares of Parent Common Stock if formal notification of the FDA’s acceptance for filing of the New Drug Application is not received.

(c)                                  Third Milestone Payments. Within one (1) day following the earlier to occur of (i) receipt by Parent (or a licensee or contractual co-developer) of formal notification by the FDA of its acceptance for filing of a second IND for another product containing as the active ingredient a compound identified using the CLIMB™ Technology, the Modified CLIMB™ Technology or a Company Generated Product or (ii) Parent’s (or a licensee’s or contractual co-developer’s) public announcement that receipt of such formal notification is imminent, Parent will issue to the Effective Time Company Stockholders shares of Parent Common Stock as follows, subject to Section 2.7(g) (the date of such issuance being referred to as the “Third Milestone Issue Date”):

(1)                                  Each former holder of shares of Company Series A Preferred Stock shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the Third Milestone Preferred Amount.

(2)                                  Each former holder of shares of Company Common Stock and each former holder of Company Options shall receive such number of shares of Parent Common Stock equal to its Pro Rata Portion of the Third Milestone Common Amount.

Notwithstanding clause 2.12(c)(ii) above, in no event will Parent be obligated to issue shares of Parent Common Stock if formal notification of the FDA’s acceptance for filing of the IND is not received.

For purposes of clarification, the filing of an Exploratory IND will not trigger the payment of any Contingent Merger Consideration with respect to this third milestone.

(d)                                 Restrictions on Contingent Merger Consideration for Significant Common Stockholders. To the extent the Significant Common Stockholders receive any Contingent Merger Consideration, such shares of Parent Common Stock will be subject to risk of forfeiture as described in the Stock Restriction Agreements.

(e)                                  Adjustments. In the event of any merger, consolidation, recapitalization, combination, share exchange or similar transaction involving Parent resulting in a change of the outstanding shares of Parent Common Stock into other shares of a different class, cash or securities of another entity (a “Fundamental Change”), then, following such Fundamental Change and in lieu of the shares of Parent Common Stock that the Effective Time Company Stockholders would otherwise have been entitled to receive with respect to the Contingent Merger Consideration, each Effective Time Company Stockholder shall have the right to receive (subject to and at the time of achievement of each Milestone as described above) payment of such Contingent Merger Consideration in the form of the same shares or other consideration which a holder of a share of Parent Common Stock prior to the Fundamental Change would have been entitled to received as a result of such Fundamental Change. Notwithstanding the foregoing, in the event that Parent is contemplating effecting a Fundamental Change, then Parent, at the sole discretion of its Board of Directors, may determine to accelerate the payment of the Contingent Merger Consideration notwithstanding the fact that the Milestones have not then been achieved, and in such case Parent shall pay the Contingent Merger Consideration following written notice to the Effective Time Company Stockholders. Such notice shall include a date for issuance, and the Common Stock to be issued shall be calculated based on the five Trading Day average immediately prior to the issuance date set forth in the written notice.

2.13                           Resales of Parent Common Stock. In connection with the Merger, each Effective Time Company Stockholder will enter a Volume Restriction Agreement with Parent, in the form attached as Exhibit E (collectively, the “Volume Restriction Agreements”), each to be effective as of the Effective Time. The resale by the Effective Time Company Stockholders of the shares of Parent Common Stock received as Initial Merger Consideration, and any Contingent Merger Consideration received in accordance with Section 2.12, shall be restricted as described in the Volume Restriction Agreements. Further, each certificate representing shares of Parent Common Stock issued in accordance with this Article II will be stamped with the legend contained in the Volume Restriction Agreements.

2.14                           Qualification as a Reorganization. To the extent permitted by applicable law, the parties intend that the Integrated Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code. Parent makes no representation or warranty to the Company or to any holder of Company Stockholder or holder of Company Options regarding the Tax treatment or consequences of the Merger or the Second Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it, each Company Stockholder and each holder of Company Options is relying solely on its own Tax advisors in connection with this Agreement, the Merger, the Second Merger and the other transactions and agreements contemplated hereby. Parent and Merger Sub each acknowledge that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date of this Agreement, as follows:

3.1                                 Organization of the Company

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered or made available to Parent a true and correct copy of its certificate of incorporation (the “Certificate of Incorporation”) and bylaws, each as amended through the date hereof and as are in full force and effect as of the date hereof (collectively, the “Charter Documents”). Except as contemplated by the Amended and Restated Certificate of Incorporation of the Company (the “Company Restated Certificate”), the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b)                                 Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c)                                  Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.

3.2                                 Company Capital Structure

(a)                                  The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, of which 5,016,667 shares are issued and outstanding and 5,500,000 shares of Company Series A Preferred Stock, of which 5,438,737 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of shares of Company Common Stock and Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities (other than the Company Series A Preferred Stock) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company Options and Company Warrants) will be as set forth in Section 3.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)                                 All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation known to the Company, including those in the Charter Documents. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(c)                                  Section 3.2(c) of the Disclosure Schedule sets forth for all holders of restricted shares, including the name of the holder of such restricted shares, the repurchase price of such restricted shares, the date of purchase of such restricted shares, whether such restricted shares were acquired pursuant the exercise of an ISO and the vesting schedule for such restricted shares, including the grant date, the extent vested to date, whether the vesting of such restricted shares is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such restricted shares. All holders of restricted shares are current employees of the Company.

(d)                                 Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 1,785,714 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 719,210 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 1,066,504 shares remain available for future grant. As of the date hereof, there are no outstanding Company Warrants exercisable for any shares of Company Capital Stock. All previously outstanding Company Warrants were exercised or terminated in accordance with their terms. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such Company Option, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, and the number of shares of Company Capital Stock issuable upon the exercise of such option. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(e)                                  Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(f)                                    The allocation of the Initial Merger Consideration and the Contingent Merger Consideration set forth in Article II hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(g)                                 The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

3.3                                 Subsidiaries. The Company does not have, and has never had, any Subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

3.4                                 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Company Stockholders. The vote required to approve this Agreement by the Company Stockholders is set forth in Section 3.4 of the Disclosure Schedule. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.5                                 No Conflict

(a)                                  The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, as amended, (ii) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(b)                                 To the knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or currently proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

3.6                                 Consents of Governmental Entities. No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, except for (a) the application by Parent for, and the issuance of, a permit from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) (a “California Permit”) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), such that the issuance of Parent Common Stock in connection with the Merger shall be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.7                                 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s unaudited consolidated balance sheet as of November 30, 2005

(the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and stockholders’ equity for the 11-month period then ended (the “Financials”). The Financials are true and correct in all material respects and, except as set forth in Section 3.7 of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to as the “Current Balance Sheet.”

3.8                                 Internal Controls. The Company (including any Employee thereof) has not identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (b) any fraud, whether or not material, that involves the Company management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (c) any claim or allegation regarding any of the foregoing.

3.9                                 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof or (c) have arise in the ordinary course of business consistent with past practices since the date hereof and do not arise from a violation of Article V.

3.10                           No Changes. Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V hereof, there has not been, occurred or arisen any:

(a)                                  transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)                                 modifications, amendments or changes to the Charter Documents;

(c)                                  expenditure, transaction or commitment exceeding $25,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 3.16(a) hereof in any case by the Company;

(d)                                 payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e)                                  destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(f)                                    employment dispute, including claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(g)                                 adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h)                                 adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i)                                     revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(j)                                     declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company;

(k)                                  (i) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees or consultants, or (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its respective officers, directors, employees or consultants;

(l)                                     Contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of their assets are bound;

(m)                               sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;

(n)                                 loan by the Company to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(o)                                 incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(p)                                 waiver or release of any right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company;

(q)                                 commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r)                                    notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property;

(s)                                  issuance, grant, delivery, sale or purchase of, or proposal, Contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plan;

(t)                                    (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(u)                                 agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Technology of the Company;

(v)                                 a Company Material Adverse Effect;

(w)                               purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;

(x)                                   acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(y)                                 grant by the Company of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

(z)                                   adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company standard at-will offer letter);

(aa)                            execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company;

(bb)                          hiring, promotion, demotion or termination or other change to the employment status or title of any employees;

(cc)                            alteration of any interest of the Company in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(dd)                          cancellation, amendment or renewal of any insurance policy of the Company;

(ee)                            issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $25,000 individually or $100,000 in the aggregate; or

(ff)                                agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (ee) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.11                           Tax Matters

(a)                                  Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity or transferor.

(b)                                 Tax Returns and Audits

(i)                                     Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has (a) prepared and timely filed all required federal, state, provincial, local and foreign returns, estimates, information statements, elections, forms, transfer pricing studies and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns.

(ii)                                  Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has paid or withheld with respect to its employees and other third parties and from any related Person, all federal, state, provincial and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld, and have timely paid such Taxes over to the appropriate authorities.

(iii)                               The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              To the Company’s knowledge, no audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. The Company has not been notified of any such audit or other examination.

(v)                                 The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)                              The Company has made available to Parent or its legal counsel, copies of all Returns for the Company filed for all periods since its inception.

(vii)                           There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii)                        None of the Company’s assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)                                The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under such agreement and (c) no liability for the Taxes of any person (other than Company), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

(x)                                   The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s Tax books and records.

(xi)                                The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii)                             No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.

(xiii)                          No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xiv)                         The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xv)                            The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xvi)                         The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting prior to the Merger under Section 481(c) of the Code, closing agreement under Section 7121 of the Code executed prior to the Merger, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law) with repsect to transactions prior to the Merger, (b) installment sale or open transaction disposition undertaken prior to the Merger or (c) prepaid amount paid prior to the Merger.

(xvii)                      There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code or (v) the Treasury Regulations under Section 1502 of the Code.

(xviii)                   The Company has provided to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(xix)                           The Company has in its possession official foreign receipts for any Taxes paid to it by any foreign Tax authorities.

(xx)                              Except as set forth in Section 3.11(b)(xx) of the Disclosure Schedule, no Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made. No payment to any Company Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent, the Company or any subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

(c)                                  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

3.12                           Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.13                           Title to Properties; Absence of Liens and Encumbrances

(a)                                  The Company does not own any real property, nor has the Company ever owned any real property. Section 3.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder.

(b)                                 The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.13(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or the Interim Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)                                  The Leased Real Property is in good condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. Assuming the physical condition of the Leased Real Property as of the date of this Agreement and as of the Closing Date, the Company will not be required to incur more than $5,000 in the aggregate to restore the Leased Real Property upon surrender at the end of the term of the Lease Agreement for the Leased Real Property.

(d)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e)                                  The material items of equipment owned or leased by the Company (i) are adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.14                           Intellectual Property

(a)                                  The Company is the owner or exclusive licensee of all Company Intellectual Property. There are no joint owners of any of the Company Intellectual Property owned by the Company.

(b)                                 Section 3.14(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, exclusively licensed to or filed in the name of, the Company (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) of which it is aware which any of the Company Registered Intellectual Property is the subject of or to which the Company is a party.

(c)                                  All necessary registration, maintenance and renewal fees owing on or before the date of this Agreement in connection with Company Registered Intellectual Property have been paid, and owing on or before the Closing Date will have been paid, and all necessary documents and certificates in connection with such Company Registered Intellectual Property required to be filed on or before the date of this Agreement have been filed, and required to be filed on or before the Closing Date will have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property that is not an application is subsisting. There are no actions that must be taken by any Person within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property.

(d)                                 Section 3.14(d) of the Disclosure Schedule lists all products, Technologies and services (including products, Technologies and services currently under development) offered by the Company to third parties, or products, Technologies and services that are material components of the CLIMB™ Technology, including software licensed pursuant to that certain license agreement set forth in Section 1.1(p) (the “Company Products”).

(e)                                  Except as set forth in Section 3.14(e) of the Disclosure Schedule, all Company Intellectual Property will be fully transferable, alienable or licensable by the Interim Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(f)                                    Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.14(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company, is free and clear of any Liens imposed by the Company or resulting from the Company’s acts or omissions other than those set forth in Section 3.14(f) of the Disclosure Schedule.

(g)                                 To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained a valid and enforceable assignment sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and are the exclusive owners of, all such Intellectual Property therein by operation of law or by valid assignment, and has obtained the waiver, to the extent waivable, of all non-assignable rights, including all author or Moral Rights. The Company, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, has recorded each assignment of a patent or patent application with the relevant governmental authorities, including the PTO or its equivalents in any relevant foreign jurisdiction, as the case may be.

(h)                                 No third party owns or has any ownership rights (contingent or otherwise) to any of the Company Intellectual Property, other than Company Intellectual Property that is licensed to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s rights in any such Company Intellectual Property that is material to the Company’s business as currently conducted or contemplated to be conducted (as described in materials provided by the Company to Parent) to lapse or enter into the public domain.

(i)                                     The Company has not granted any Person any right, license or permission to use any of the Trademarks which are Company Intellectual Property. No Trademarks which are Company Intellectual Property have been or are now involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the knowledge of the Company.

(j)                                     Other than (i) the public or open source Technology listed in Section 3.14(x) of the Disclosure Schedule, (ii) Shrink-Wrap Code and (iii) the licenses set forth on Section 3.14(j) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by, the conduct of the business of the Company as it currently is conducted or contemplated to be conducted (as described in materials provided by the Company to Parent, including the design, development, manufacture, use, import, offer for sale and sale of any Company Product to the extent such activities were or are included in such business as conducted or contemplated to be conducted). The Company has not made any modifications, improvements or derivatives to the software or associated documentation licensed by the Company under that certain license agreement listed in Section 3.14(j)(i) of the Disclosure Schedule. In addition, the Company has not made any discoveries or inventions, including but not limited to any improvements or modifications to the CLIMBTM Technology, which discoveries or inventions were made using or incorporating any data (including but not limited to databases and software source code and object code) received from or proprietary to that certain third party entity listed in Section 3.14(j)(ii) of the Disclosure Schedule.

(k)                                  Other than (i) the public or open source Technology listed in Section 3.14(x) of the Disclosure Schedule, and (ii) non-exclusive non-disclosure agreements pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of non-disclosure agreement (each of which is included in Section 3.14(k) of the

Disclosure Schedule), Section 3.14(k) of the Disclosure Schedule lists all Contracts to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights.

(l)                                     No third party that has licensed or otherwise provided Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company.

(m)                               Other than non-exclusive licenses and related agreements with respect thereto of the Company Products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (each of which is included in Section 3.14(m) of the Disclosure Schedule), Section 3.14(m) of the Disclosure Schedule lists all Contracts between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(n)                                 There are no Contracts between the Company and any other person with respect to Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(o)                                 The operation of the business of the Company as it has been, is currently and as is contemplated to be conducted (it being understood that the operation of the business as “contemplated to be conducted” is limited to that described in materials provided by the Company to Parent), by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, offer for sale and sale of any Company Product, to the extent such activities were or are included in such business as conducted or contemplated to be conducted, has not and does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or the Interim Surviving Corporation following the Closing, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, that the foregoing representation and warranty is made to the Company’s knowledge only with respect to compounds first identified after the Closing Date through the use of the CLIMBTM Technology. The Company has not received written notice from any person claiming that such operation or any act, Company Product or Intellectual Property of the Company conflicts with, infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor). The Company is not breaching and has not breached that certain license agreement set forth in Section 1.1(p).

(p)           Except as set forth in Section 3.14(p) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company is a party, will result in: (i) Parent, any of its Subsidiaries or the Interim Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its Subsidiaries or the Interim Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its Subsidiaries or the Interim Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(q)           To the knowledge of the Company, there are no legal opinions to the effect that any of the subject matters of the Company Intellectual Property may be or are invalid or unenforceable, or official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company Intellectual Property are unregistrable.

(r)            To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(s)           The Company has taken reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 3.14(s)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii) the Company has, and enforces, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 3.14(s)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. All current and former employees of the Company that are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company that waive, to the extent waivable, for the benefit of the Company, all Moral Rights in any works of authorship relating to the business of the Company, including but not limited to the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous. To the knowledge of the Company, no current employee, consultant or contractor of the Company whose duties or responsibilities are important to the business of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with the use of its, his or her best efforts to carry out its, his or her duties for the Company, or to promote the interests of the Company in their current businesses, or that would conflict with such businesses; provided that the foregoing representation and warranty shall be made without knowledge qualification with respect to the employees, consultants and contractors identified in any or all of the disclosures in Section 3.14(s) of the Disclosure Schedule.

(t)            No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property; provided, however, that with respect to Intellectual Property licensed by the Company from third parties, the foregoing representation and warranty shall be made to the Company’s knowledge.

(u)           The Company has the exclusive right to bring actions against any person that is infringing any Company Intellectual Property for such infringement and to retain for themselves any damages recovered in any such action.

(v)           To the knowledge of the Company, no (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company (including published or public statements of their employees, agents and representatives) constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(w)          Except as set forth in Section 3.14(w) of the Disclosure Schedule, (i) no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property and (ii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(x)            No Company Intellectual Property or Intellectual Property of a third party or in the public domain that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict one’s ability to charge for distribution of Software (collectively “Open Source”), was used by the

Company in, incorporated by the Company into, integrated or bundled by the Company with any Intellectual Property that is, or was, incorporated by the Company in or used by the Company in the development or compilation of any Company Products otherwise distributed by the Company. Section 3.14(x) of the Disclosure Schedule sets forth a list of all Open Source that is included by the Company in, or provided or distributed by the Company with, any Company Product and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Company Product, and (iv) the copyright holder(s) of such Open Source. The Company has not had access to and has not modified the source code for the software licensed pursuant to that certain license agreement set forth in Section 1.1(p) nor, except as set forth in the Disclosure Schedule, has Company used any of the scripts made available by the licensor of such software in the development of any Company Intellectual Property. None of the Company Intellectual Property constitutes a derivative work of the software licensed pursuant to that certain license agreement set forth in Section 1.1(p).

(y)           The Company has provided Parent a schedule of Company Product releases which schedule is included in Section 3.14(y) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of such Company Products on such schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule. Section 3.14(y) of the Disclosure Schedule sets forth the current development plans for the services offered or anticipated to be offered by the Company.

(z)            Neither the Company, nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any person of any Source Code that is Company Intellectual Property. Section 3.14(z) of the Disclosure Schedule identifies each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property. Source Code that is Company Intellectual Property, other than as disclosed in Section 3.14(z) of the Disclosure Schedule, has never been removed from the Company’s premises. Except as provided in Section 3.14(k) of the Disclosure Schedule, no Person has been provided a copy of the Object Code of any of the Company Products by the Company.

(aa)         The Company Products and Company Intellectual Property are interoperable in all material respects with the operating platforms and hardware specified in Section 3.14(aa) of the Disclosure Schedule (assuming such operating platforms and hardware conform to their published specifications and assuming software licensed by Company and incorporated in the Company Products or Company Intellectual Property conforms to such software’s published specifications), provided that they are used in accordance with the User Documentation.

(bb)         All Company Products and Company Intellectual Property (and all parts thereof) are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed (“Contaminants”); provided that with respect to Company Products and Company Intellectual Property, the foregoing representation and warranty is made to the Company’s knowledge.

(cc)         All Company Products and the Company Intellectual Property perform in all material respects in accordance with the design specifications to which the Company Products and Company Intellectual Property were developed assuming software licensed by Company and incorporated in the Company Products or Company Intellectual Property conforms to such software’s published specifications. To the knowledge of the Company, the Company is in material compliance with all warranties made by it that are applicable to the Company Products and Company Intellectual Property. The Company has disclosed in writing to Parent all information of which it is aware relating to any known problem or issue with respect to any of the Company Products (or any other Company Intellectual Property) which does, or may reasonably be expected to, materially and adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Company Intellectual Property. Without limiting the foregoing, (i) there have been, and are, no claims asserted in writing against the Company or any of its distributors related to the Company Products or Company Intellectual Property; and (ii) the Company has not received and does have any knowledge regarding any requirements to recall any Company Products.

(dd)         The status of the User Documentation for the Company Products and Company Intellectual Property is described in Section 3.14(dd) of the Disclosure Schedule.

(ee)         All services that have been performed by the Company were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable laws and regulations.

(ff)           The Company has information technology systems sufficient to operate the business as it is currently conducted and as contemplated to be conducted (as described in materials provided by the Company to Parent). The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company are free from

Contaminants. The Company has appropriate disaster recovery plans, procedures and facilities for the business and has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted or contemplated to be conducted (as described in materials provided by the Company to Parent). To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company has implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems.

(gg)         The Company has not collected any personally identifiable information from any third parties except as described in Section 3.14(gg) of the Disclosure Schedule. The Company has complied with all applicable laws and its internal privacy policies relating thereto. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s applicable privacy policies. The Company’s privacy policies comply with all applicable law and regulations. True and correct copies of all applicable privacy policies are attached to Section 3.14(gg) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable privacy laws, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws. There is no complaint or audit, proceeding, investigation or claim against, or to the knowledge of the Company threatened against, the Company or its business by the Office of the Privacy Commission of Canada or any other Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Company or its business.

(hh)         Section 3.14(hh) of the Disclosure Schedule sets forth an accurate and complete list of all internet domain names held by the Company or used in the business of the Company (“Owned Domain Names”) and the identity and location of the servers used in connection with the Owned Domain Names. The Company is the registered holder of the Owned Domain Names, in each case, to its knowledge, free and clear of any and all Liens or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim challenging its interest in or use of the Owned Domain Names, or suggesting that any other Person has any claim or legal or beneficial ownership with respect thereto. The Company has not granted any person any right, license or permission to use or register any of the Owned Domain Names.

3.15         Regulatory Compliance

(a)           The Company is in compliance in all material respects with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, equivalent foreign regulatory authorities, with respect to the clinical testing, manufacture, collection, labeling, storing, testing, or distribution of Company Products, including current “Good Manufacturing Practice,” or CGMP regulations, “Good Clinical Practice” or GCP regulations, “Good Laboratory Practice” or GLP regulations, “Informed

Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and any applicable corresponding requirements of equivalent foreign regulatory authorities. The Company has all requisite FDA and all applicable equivalent foreign regulatory authority permits, approvals, registration, licenses or the like to conduct the Company’s business as it is currently conducted. The Company is in compliance with all applicable registration and listing requirements set forth at 21 U.S.C. §360 and all similar applicable laws and regulations, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company is not in receipt of notice of, and not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any Company Products or to the Company’s knowledge, to the facilities in which the Company Products are manufactured, collected or handled, by the FDA or applicable equivalent foreign regulatory authorities. There are no pending or, to the knowledge of the Company, threatened actions, proceedings or complaints by the FDA or applicable equivalent foreign regulatory authorities which would materially prohibit or impede the conduct of the Company’s business as it is currently conducted.

(c)           To the knowledge of the Company, the Company has not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or applicable equivalent foreign regulatory authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or applicable equivalent foreign regulatory authorities relating to Company Products that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           The Company has not received any notification, written or oral, that remains unresolved, from the FDA, Foreign Regulatory Authorities, or other authorities indicating that any Company Products are misbranded or adulterated as defined in 21 U.S.C. §321, et seq., as amended, and the rules and regulations promulgated thereunder.

(e)           No Company Product has been recalled, suspended or discontinued as a result of any action by the FDA or any applicable equivalent foreign regulatory authority, by the Company or, to the knowledge of the Company, any licensee or distributor of any of the Company Products.

(f)            Neither the Company, nor to the knowledge of the Company, any officer, Key Employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or any similar state law or regulation.

(g)           The clinical, preclinical, safety and other studies or tests conducted by or on behalf of, or sponsored by, the Company or in which the Company Products or Company Product candidates under development have participated, were and, if still pending, are being conducted in material compliance with standard medical and scientific procedures. The Company has operated within, and currently is in material compliance with, all applicable rules, regulations and policies of the FDA and applicable equivalent foreign regulatory authorities for such studies. The Company has not received any notices or other correspondence from the FDA or applicable equivalent foreign regulatory authority requiring the termination, suspension, or modifications of any clinical, preclinical, safety or other studies or tests.

3.16         Material Contracts

(a)           Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)            any employment, contractor or consulting agreement, Contract with an employee or individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization;

(ii)           any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any fidelity or surety bond or completion bond;

(iv)          any lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate;

(v)           any agreement of indemnification or guaranty;

(vi)          any Contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;

(vii)         any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)           any purchase order or Contract for the purchase of materials involving in excess of $25,000 individually or $100,000 in the aggregate;

(x)            any construction Contracts;

(xi)           any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii)          any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiii)         any Contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv)        any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;

(xv)         any nondisclosure, confidentiality or similar agreement, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices; or

(xvi)        any other Contract or commitment that involves $25,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b)           Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the knowledge of the Company, any other party thereto. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. True and complete copies of each Material Contract (whether or not disclosed in the Disclosure Schedule) have been delivered to Parent.

(c)           The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is bound, and to the knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under such Contracts that remain to be performed after the date hereof.

(d)           There are no, and the Company has no knowledge of any, threatened disputes or disagreements with respect to any Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject.

(e)           The Contracts to which the Company is a party or any of its properties or assets (whether tangible or intangible) are subject which constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company sublicense to their customers are fully sublicenseable without any further payment to any Person, except as identified in Section 3.16(e) of the Disclosure Schedule. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the business of the Company or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof.

(f)            The Company has not granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or to provide the services or proposed services of the business of the Company.

(g)           All outstanding indebtedness of the Company may be prepaid without penalty.

3.17         Interested Party Transactions.  No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.17. There are no Contracts or commitments with regard to contribution or indemnification between or among any of the Company Stockholders.

3.18         Governmental Authorization.  Each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company business as currently conducted or currently contemplated to be conducted (including with respect to animal testing) or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.19         Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company or any of its properties (tangible or intangible) or any of its officers or directors, nor to the knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.20         Minute Books.  The minutes of the Company made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company.

3.21         Environmental Matters

(a)           Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. Except as would not be reasonably likely to result in liability to the

Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. The Company does not and has never used radioactive materials at any property the Company has at any time owned, operated, occupied or leased.

(b)           Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Material Activities and other businesses as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d)           Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company does not have any knowledge of any fact or circumstance which could result in any environmental litigation or liability which could reasonably be expected to impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of or relating to the Hazardous Materials Activities of the Company or any third party.

(e)           Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.22         Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Interim Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the

Company. Section 3.23 of the Disclosure Schedule sets forth the Company’s current Third Party Expenses, including its reasonable estimate of all expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.23         Employee Benefit Plans and Compensation

(a)           Schedule. Section 3.23(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 3.23(a)(ii) of the Disclosure Schedule sets forth a table setting forth the job title and salary of each Company employee as of the date hereof. To the knowledge of the Company, no employee listed on Section 3.23(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. Section 3.23(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(b)           Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the two most recent plan years, if any (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination or opinion letter issued with respect to each Company

Employee Plan, if applicable. Section 3.23(b) of the Disclosure Schedule sets forth the name of each employee participating in the Company-sponsored SIMPLE IRA for calendar year 2006, the salary reduction rate for each employee and the timing of such salary reductions.

(c)           Employee Plan Compliance. The Company and has performed all obligations required to be performed by it under, are not in default or violation of, and the Company has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)           No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Merger Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)           No Self-Insured Plan. Except as set forth in Section 3.23(e) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f)            Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)           No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)           COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign law applicable to its employees, except for such noncompliance as would not have a Company Material Adverse Effect. To the extent required under HIPAA and the regulations issued thereunder, the Company has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 ad 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). The Company does not have unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or foreign law governing health care coverage or extension.

(i)            Effect of Transaction. Except as set forth in Section 3.23(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j)            Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(k)           Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time.

(l)            No Demutualization Payments. The Company has never received any payment in respect of the demutualization of the insurer of any Company Employee Plan.

(m)          Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Company’s knowledge, threatened against the Company or any of its employees relating to any employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s knowledge, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.23(m) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(n)           Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened. The Company has no knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company has not incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

3.24         Insurance.  Section 3.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since inception and remain in full force and effect. The Company has no knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.25         Compliance with Laws.  The Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.26         Substantial Suppliers

(a)           Section 3.26(a) of the Disclosure Schedule lists the 20 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12-month period ending on the Balance Sheet Date.

(b)           No such supplier has (i) ceased or materially provision of services to the Company since the beginning of such 12-month period, (ii) to the knowledge of the Company, threatened to cease or materially reduce such provision of services or (iii) to the knowledge of the Company, been threatened with bankruptcy or insolvency.

3.27         Complete Copies of Materials.  The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

3.28         Fairness Hearing and California Permit.  The information relating to the Company included in (i) the Information Statement (as defined in Section 6.1), (ii) the notice sent to the Company Stockholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Code of Regulations, Title 10, Chapter 3, Subchapter 2, as amended (the “Notice of Hearing”), concerning the hearing to be held by the California Commissioner of Corporations (the “California Commissioner”) to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to the Fairness Hearing Law and (iii) the application for the California Permit filed with the California Commissioner in connection with the Fairness Hearing (the “Permit Application”) shall not, at the time the Notice of Hearing is mailed to the Company Stockholders and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment to the Information Statement, Notice of Hearing or the Permit Application, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information relating to Parent or Merger Sub which is contained in any of the foregoing documents.

3.29         Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1           Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent has made available to the Company a true and correct copy of its certificate of incorporation and bylaws, each as amended through the date hereof and as are in full force and effect as of the date hereof (collectively, the “Parent Charter Documents”). Since the date of its incorporation, Merger Sub has not conducted any business except as otherwise contemplated by this Agreement.

4.2           Parent and Merger Sub Capital Structure.  The authorized capital stock of Parent consists of 150,000,000 shares of Common Stock, of which there were 51,581,856 shares issued and outstanding as of November 3, 2005, and 2,000,000 shares of Preferred Stock, none of which are issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed on January 5, 2006, for the purposed of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

4.3           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent, Parent’s stockholders or Merger Sub to authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.4           No Conflict.  The execution and delivery of this Agreement by each of Parent and Merger Sub and any Related Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with (a) the Parent Charter Documents, (b) the certificate of incorporation or bylaws of Merger Sub, or (c) any judgment, order, decree, statute or law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible).

4.5           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.6           Issuance of Parent Common Stock.  All of the shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized by Parent, and when issued in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws.

4.7           Securities and Exchange Commission Filings; Financial Statements

(a)           Parent has filed with the SEC and made available to the Company true and complete copies of all forms, reports and documents required to be filed by Parent since January 1, 2004 (collectively, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (including any Parent SEC Reports filed after the date of this Agreement until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, as of their respective dates (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 2005 is hereinafter referred to as the “Parent Balance Sheet.”

4.8           Absence of Undisclosed Liabilities.  Parent has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the most recent Parent SEC Reports, except for those that are subject to normal year-end adjustments, or which may have been incurred after the date of the most recent Parent SEC Reports. All debts, liabilities and obligations incurred after the date of the most recent Parent SEC Reports, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, were incurred in the ordinary course of business.

4.9           Absence of Certain Changes or Events.  Since the date of the Parent Balance Sheet, there has not been (i) any Parent Material Adverse Effect, (ii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Regulation S-X under the Exchange Act, or (iii) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

4.10         Permit Application, Notice of Hearing and Information Statement.  The information relating to Parent including in the Permit Application, the Notice of Hearing or the Information Statement shall not at the time the Permit Application is filed, at the time the Notice of Hearing and Information Statement is mailed to the Company Stockholders, at the time the Information Statement is mailed to the Company Stockholders and at all times subsequent thereto (through and including the Closing Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent which should be set forth in any amendment to the Permit Application, the Notice of Hearing or the Information Statement, Parent will promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1           Affirmative Conduct of Business of the Company

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall conduct the business of the Company in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.2(e) below), pay or perform other obligations when due, and preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.

(b)           The Company shall promptly notify Parent of (i) any event or occurrence or emergency not in the ordinary course of business of the Company, (ii) any material event involving the Company or (iii) any event or action that has changed or could reasonably be expected to materially decrease the value of the Company, in each case that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time.

(c)           The Company shall promptly obtain disability insurance coverage for Dallin Anderson and David Bearss.

5.2           Restrictions on Conduct of Business of the Company.  In addition to the covenants set forth in Section 5.1, except as provided in Section 5.2 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 5.3 hereof:

(a)           cause or permit any modifications, amendments or changes to the Charter Documents;

(b)           undertake any expenditure, transaction or commitment exceeding $25,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 3.16(a) hereof;

(c)           pay, discharge, waive or satisfy, in an amount in excess of $25,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d)           adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e)           make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing, and Parent has approved such Return, which approval shall not be unreasonably withheld or delayed;

(f)            revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g)           declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options;

(h)           adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, increase or otherwise change the salary, wage rates, or other compensation (including equity based compensation) payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any such person;

(i)            (A) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (B) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person or (C) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(j)            issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $25,000 individually or $100,000 in the aggregate;

(k)           make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(l)            incur any indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of the Company’s business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(m)          waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(n)           commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets;

(o)           issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock and/or Company Series A Preferred Stock pursuant to the exercise of outstanding Company Options (including any amendments to such Company Options as are mutually agreed to in writing by Parent and Company);

(p)           enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Products;

(q)           enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(r)            terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedule;

(s)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;

(t)            enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(u)           terminate any employees, or encourage or otherwise cause any employees to resign from the Company;

(v)           alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(w)          cancel, amend or renew any insurance policy of the Company; or

(x)            take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(w) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.3           Procedures for Requesting Parent Consent.  If the Company shall desire to take an action which would be prohibited pursuant to Section 5.2 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Michael Molkentin

Telephone: (925) 560-0100

Facsimile: (925) 551-6482

E-mail address: mmolkentin@supergen.com

Lucy Chang

Telephone: (925) 560-0100

Facsimile: (925) 551-6483

E-mail address: lchang@supergen.com

Mike McCullar

Telephone: (925) 560-0100

Facsimile: (925) 560-0101

E-mail address: mmccullar@supergen.com

5.4           No Solicitation

(a)           From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not (nor shall the Company permit, as applicable, any of its directors, officers or other employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (such offer or proposal being an “Acquisition Proposal”), (ii) disclose or furnish any confidential information to any Person concerning the business, technologies or properties of the Company, or afford access to its properties, technologies, books or records to any Person not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (iv) enter into any agreement with any Person in connection with any Acquisition Proposal.

(b)           The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.4(a) hereof.

(c)                                  In the event that the Company or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.4(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 5.4(a) hereof, the Company shall (A) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) promptly, and in any event within one (1) Business Day thereof, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer, proposal, or request and the specific terms of such offer, proposal or request, as the case may be, and such other information related thereto as Parent may reasonably request.

The parties agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                                 Fairness Hearing; Stockholder Approval

(a)                                  As soon as reasonably practicable following the execution of this Agreement, Parent and the Company agree to prepare, and Parent shall file with the California Commissioner, the Permit Application and a request for the Fairness Hearing to be held by the California Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to the Fairness Hearing Law. The Company shall also prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”).

(b)                                 The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Effective Time Company Stockholders in the Merger. The Company shall cooperate with, and provide the information requested by, Parent in connection with the Permit Application. The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith (including supplying each other with copies of all correspondence between either party or any of its representatives, on the one hand, and the California Commissioner or its staff or any other government officials, on the other hand, with respect to the Permit Application) and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement.

(c)                                  As promptly as practicable after the date of this Agreement, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(d)                                 As promptly as practicable after the receipt of a California Permit, but in no event longer than two (2) Business Days from the receipt of a California Permit, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption either by written consent or a special meeting as provided by Delaware Law and the Charter Documents (the “Consent Solicitation”). As part of the Consent Solicitation, the Company shall take all actions necessary to obtain approval of the Company Stockholders of the Company Restated Certificate, which shall revise the liquidation rights of holders of Company Capital Stock to conform to the allocation of the Initial Merger Consideration and the Contingent Merger Consideration contemplated by this Agreement. In addition, the Consent Solicitation and any proxy or consent in connection therewith (i) shall include a solicitation of the Requisite Stockholder Vote and (ii) shall specify that adoption of this Agreement shall constitute approval by the Company Stockholders of: (A) the escrow and indemnification obligations of the Company Stockholders set forth in Article VIII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 2.9(a) hereof and (B) in favor of the appointment of James N. Clarke as Stockholder Representative, under and as defined in this Agreement.

(e)                                  Any materials to be submitted to the Company Stockholders in connection with the Consent Solicitation, including the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 6.1(d) hereof. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement or any other Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion.

(f)                                    The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(d) hereof, nor its unanimous recommendation to the Company Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(d) hereof.

6.2                                 Merger Notification. To the extent applicable, as soon as may be reasonably practicable, the Company and Parent shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including any filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 6.2 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.2 to comply in all material respects with applicable law.

6.3                                 Access to Information. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms of the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access, during normal business hours upon reasonable notice, to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.3 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4                                 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice,

(y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5                                 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3 hereof or pursuant to any notice provided under Section 6.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement dated as of March 17, 2005 (the “Mutual Nondisclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information regarding Parent obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence relating to, or transactions in, the Parent Common Stock in violation of applicable securities laws.

6.6                                 Public Disclosure. The Company shall not (and shall instruct its representatives not to) issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

6.7                                 Commercially Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.8                                 Contract Consents. The Company shall (a) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such

Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Disclosure Schedule, (b) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(e)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time and (c) provide all notices required under any Contract in connection with the Merger, all of which such Contracts are listed on Schedule 7.2(e)(ii). Such consents, modifications, waivers, approvals and notices shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, modification, waiver or approval and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

6.9                                 Pre-Closing Employee Matters

(a)                                  Each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company enforceable and effective as of such employee’s first date of employment or service, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.

(b)                                 The Company shall, prior to the Closing, cause each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

6.10                           Post-Closing Employee Matters

(a)                                  Parent may offer certain employees “at-will” employment by Parent as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been entitled, and (v) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

(b)                                 Continuing Employees shall be eligible to receive employee benefits consistent with Parent’s applicable human resources policies. The Company shall cause the Company to terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors.

6.11                           Agreements and Documents Delivered at Signing. The Company shall use all reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to or concurrent with the execution of this Agreement, including each Non-Competition Agreement, Key Employee Employment Agreement and Stock Restriction Agreement to remain in full force and effect through the Closing Date.

6.12                           Company Restated Certificate. The Company shall deliver to Parent the Company Restated Certificate for Parent’s review and approval prior to its inclusion in the Soliciting Materials.

6.13                           Expenses. Whether or not the Merger is consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses. Not less than three (3) days prior to the Closing Date, the Company shall provide Parent with a statement of paid and unpaid Third Party Expenses, which statement shall include any Third Party Expenses anticipated to be incurred or payable by the Company after the Closing (as estimated by the Company in good faith and based on reasonable assumptions as of the date that is three (3) days prior to the Closing Date). No Third Party Expenses shall be incurred by the Company or on behalf of the Interim Surviving Corporation after the Closing Date without the express prior written consent of Parent.

6.14                           Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”), which shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, all Effective Time Company Stockholders and their respective addresses, indicating whether such holder is a Continuing Employee, the number of shares of Company Capital Stock held by such Effective Time Company Stockholder (including whether such shares are Company Common Stock or Company Series A Preferred Stock and the respective certificate number applicable to each share of Company Common Stock and/or Series A Preferred Stock), the date of acquisition of such shares, the aggregate per share amount of consideration payable to each Effective Time

Company Stockholder, the Pro Rata Portion applicable to each Effective Time Company Stockholder with respect to both the Initial Merger Consideration and the Contingent Merger Consideration, the amount of cash and the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of each Effective Time Company Stockholder, whether each Effective Time Company Stockholder holding Company Series A Preferred Stock and/or Company Common Stock has made (and not revoked) a Form of Election, and the relative amounts of the Preferred Cash Elections, Preferred Equity Elections and/or Common Equity Elections each such Effective Time Company Stockholder has made, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent at least two (2) Business Days prior to the Closing Date.

6.15                           Insurance Matters. At least seven (7) Business Days prior to the Closing Date, the Company shall deliver to Parent a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

6.16                           Tax Matters. The parties intend to report the Integrated Merger as a “reorganization” within the meaning of Section 368(a) of the Code and so shall report the Integrated Merger to the extent permitted by applicable law.

6.17                           Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.18                           Location. For a period of at least two (2) years following the Closing Date, Parent agrees that any Company employees who are employed by Parent in connection with the Merger shall be located in, or within at least thirty (30) miles of, the Company’s facility as of the date hereof; provided, however, that the foregoing shall not be applicable in the event that (a) Parent is acquired and the acquiror determines to relocate the facility or (b) the majority of the Significant Common Holders who are then employed by Parent consent to a relocation in writing.

6.19                           Continuing Director and Officer Indemnification

(a)                                  From the Effective Time until the sixth anniversary of the Effective Time, Parent shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers existing prior to the date hereof and any indemnification provisions under any of the Charter Documents.

(b)                                 This Section 6.19 will survive the consummation of the Merger at the Effective Time for a period of six (6) years from the Effective Time, and is intended to be for the benefit of, and will be enforceable by, each of the indemnified parties, their heirs and their representatives, and shall be binding on all successors and assigns of Parent.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1                                 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)                                  Stockholder Approval. This Agreement, the Merger and the Restated Certificate shall have been approved and adopted by the Requisite Stockholder Vote in accordance with Delaware Law and the Company’s Charter Documents and such approvals shall not have been revoked or otherwise withdrawn in any respect.

(b)                                 No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)                                  California Permit. The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued the California Permit.

7.2                                 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)                                  Representations, Warranties and Covenants

(i)                                     The representations and warranties of the Company in this Agreement that are expressly qualified by reference to materiality or “Company Material Adverse Effect” shall be true and correct in all respects as so qualified, and the representations and warranties of the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date);

(ii)                                  For purposes of this Section 7.2(a) only, the representations and warranties contained in Sections 3.14(j) and (o) shall be deemed qualified by the Company’s knowledge, provided, however, that in no way shall the rights of Parent to seek indemnification pursuant to the terms of Article VIII for Losses arising out the failure of Sections 3.14(j) and (o) to be true and correct in all respects (without knowledge qualification) be affected;

(iii)                               any breaches of, or inaccuracies in, the representations and warranties of the Company in this Agreement, without regard to any materiality, “Company Material Adverse Effect” or knowledge qualifications therein, shall not be material in the aggregate, as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date); and

(iv)                              the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)                                 No Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c)                                  Appraisal Rights. Stockholders holding no more than three percent (3%) of the Total Outstanding Shares shall have perfected, or continue to have a right to exercise, appraisal rights or other similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(d)                                 Exercise or Termination of Company Options. The Company shall have delivered proper notices, in accordance with Section 2.7(e), to the holders of the Company Options outstanding prior to the Effective Date with respect to the acceleration of vesting of such Company Options. All such fully vested Company Options shall have been either (A) exercised by the holder(s) of such Company Options in full or (B) to the extent not exercised in full, terminated and cancelled as of immediately prior to the Effective Time, and the Company shall have delivered to Parent written evidence of such exercise or termination and cancellation.

(e)                                  Third Party Contracts

(i)                                     The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(e)(i) hereto.

(ii)                                  The Company shall have sent the notices set forth on Schedule 7.2(e)(ii) hereto.

(f)                                    Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(g)                                 New Employment Arrangements. Each of the Key Employees (i) shall have entered into employment arrangements with Parent pursuant to their execution of the Key Employee Employment Agreements, each of which shall be in full force and effect, (ii) shall be employees of the Company immediately prior to the Effective Time and (iii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent following the Effective Time.

(h)                                 Non-Competition Agreements. Each of the Significant Common Holders, Dallin Anderson and James Bearss shall have executed and delivered to Parent a Non-Competition Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action and such Non-Competition Agreement shall be in effect immediately prior to the Effective Time.

(i)                                     Stock Restriction Agreements. Each of the Significant Common Holders shall have executed and delivered to Parent a Stock Restriction Agreement and such Stock Restriction Agreements shall be in effect immediately prior to the Effective Time.

(j)                                     Volume Restriction Agreements. Each of the Majority Common Holders and Doug Swenson shall have executed and delivered to Parent a Volume Restriction Agreement, each to be effective as of the Effective Time.

(k)                                  Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation and Release Letter from each of the officers and directors of the Company effective as of the Effective Time.

(l)                                     Spreadsheet. Parent shall have received the Spreadsheet.

(m)                               Insurance Matters. The Company shall have delivered to Parent a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

(n)                                 Release of Liens. Any existing Liens shall have been released.

(o)                                 Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit G.

(p)                                 Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i)                                     the representations and warranties of the Company in this Agreement that are expressly qualified by reference to materiality or “Company Material Adverse Effect” shall be true and correct in all respects as so qualified, and the representations and warranties of the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date);

(ii)                                  the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing; and

(iii)                               the conditions to the obligations of Parent and Merger Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(q)                                 Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Requisite Stockholder Vote regarding the approval of this Agreement and the Merger shall have been obtained.

(r)                                    Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company.

(s)                                  Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(t)                                    FIRPTA Certificate. Parent shall have received a properly executed FIRPTA Compliance Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(u)                                 Filing of Company Restated Certificate. The Company shall have filed with the Secretary of State of the State of Delaware the Company Restated Certificate.

7.3                                 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the

Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations, Warranties and Covenants

(i)                                     The representations and warranties of Parent and Merger Sub in this Agreement that are expressly qualified by reference to materiality or “Parent Material Adverse Effect” shall be true and correct in all respects as so qualified, and the representations and warranties of Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date); and

(ii)                                  any breaches of, or inaccuracies in, the representations and warranties of Parent and Merger Sub in this Agreement, without regard to any materiality, “Parent Material Adverse Effect” or knowledge qualifications therein, shall not be material in the aggregate, as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date); and

(iii)                               each of Parent and Merger Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)                                 Certificate of Parent. Company shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent for and on Parent’s behalf to the effect that, as of the Closing:

(i)                                     the representations and warranties of Parent and Merger Sub in this Agreement that are expressly qualified by reference to materiality or “Parent Material Adverse Effect” shall be true and correct in all respects as so qualified, and the representations and warranties of Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date as though such representations were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date); and

(ii)                                  Parent and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

(c)                                  Nasdaq Listing. The shares of Parent Common Stock to be issued in accordance with Article II shall be authorized for quotation on The Nasdaq Stock Market.

(d)                                 Filing of Company Restated Certificate. The Company shall have filed with the Secretary of State of the State of Delaware the Company Restated Certificate.

(e)                                  No Parent Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Parent Material Adverse Effect.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1                                 Survival

(a)                                  The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and the Effective Time for a period of eighteen (18) calendar months following the Closing Date (the “Survival Period”); provided, however, that in the event of intentional or willful misrepresentation with respect to, or intentional fraud or willful breach of, a representation or warranty such representation or warranty shall survive with respect to the Person committing such intentional or willful misrepresentation or such intentional fraud or willful breach until expiration of the applicable statute of limitations.

(b)                                 The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and the Effective Time for a period of twelve (12) calendar months following the Closing Date; provided, however, that in the event of intentional or willful misrepresentation with respect to, or intentional fraud or willful breach of, a representation or warranty such representation or warranty shall survive with respect to the Person committing such intentional or willful misrepresentation or such intentional fraud or willful breach until expiration of the applicable statute of limitations.

(c)                                  The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2                                 Indemnification

(a)                                  From and after the Effective Time, the Effective Time Company Stockholders shall severally but not jointly indemnify and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Interim Surviving Corporation (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement, any Related Agreement to which the Company is a party, the Volume Restriction Agreements, or in the certificate delivered by the Company pursuant to Section 7.2(p) hereof; (ii) any failure by the Company to perform or comply with any covenant applicable to the Company contained in this Agreement or in any Related Agreement to which the Company is a party; (iii) any fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, the Volume Restriction Agreements or any Related Agreement to which the Company is a party; (iv) any Dissenting Share Payments; (v) any Losses suffered by Parent arising out of the failure of any Company Stockholder to have timely filed any 83(b) election; (vi) any Third Party Expenses incurred by the Company in excess of $300,000; and (vii) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time.

(b)                                 For the purpose of Section 8.2(a), when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to Section 7.2(p) hereof, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Company set forth in this Agreement, any Related Agreement to which the Company is a party or any certificates or other instruments delivered by the Company pursuant to this Agreement, any representation, warranty, agreement or covenant given or made by the Company that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

(c)                                  The Effective Time Company Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Interim Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, any Person committing intentional or willful misrepresentation with respect to, or intentional fraud or willful breach of, any representation, warranty or covenant set forth in this Agreement, in the Volume Restriction Agreements, or in any Related Agreement to which the Company is a party, shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful breach of a representation or warranty, inaccuracy of any representation, warranty or covenant committed by such Person.

(e)                                  Nothing in the Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

8.3                                 Indemnification Limitations

(a)                                  Notwithstanding anything to the contrary in this Agreement (except as set forth in Section 8.3(c)), the sole recourse of the Indemnified Parties for indemnification pursuant to this Article VIII shall be to make claims against the Escrow Amount deposited with the Escrow Agent and the indemnification obligation of each Effective Time Company Stockholder shall not exceed its respective Escrow Pro Rata Portion.

(b)                                 Except in the case of actual fraud or any willful breach of any representation, warranty or covenant set forth in this Agreement, in the Volume Restriction Agreements or in any Related Agreement to which the Company is a party, from and after the Effective Time, no indemnification claim may be made by any Indemnified Party against the Escrow Amount until the Indemnified Parties have claims that individually or in the aggregate equal or exceed $100,000 (the “Threshold Amount”), after which the Indemnified Parties shall be entitled to exercise all claims against the Escrow Amount, including any claim that comprises all or part of the Threshold Amount.

(c)                                  Notwithstanding anything to the contrary in this Agreement, with respect to any Losses suffered by the Indemnified Parties as a result of any breach of the agreements and obligations of any Effective Time Company Stockholder set forth in the Volume Restriction Agreements, the Indemnified Parties shall be entitled to exercise all claims against the Escrow Amount; provided, however, that the indemnification obligation shall be limited to the Escrow Pro Rata Portion attributable to the Effective Time Company Stockholder responsible for the acts resulting in the Losses for which indemnification is sought.

(d)                                 The limitations set forth in this Article VIII shall not apply with respect to intentional misrepresentation or actual fraud by any Person; provided, however, that in the event of such intentional misrepresentation or actual fraud by any Person, the indemnification obligations of the Effective Time Company Stockholders shall continue to be several and not joint and shall be limited to one hundred percent (100%) of each such Effective Time Company Stockholder’s Pro Rata Portion of the Initial Merger Consideration.

8.4                                 No Indemnification Limitations

(a)                                  Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements to which the Company is a party or in any certificates or other instruments delivered by the Company pursuant to this Agreement if the Merger is not consummated.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Effective Time Company Stockholder in the event that Parent issues more than the portion of the merger consideration to which such Effective Time Company Stockholder is entitled pursuant to Article II hereof.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

8.5                                 Indemnification Claims Procedures

(a)                                  An Indemnified Party may make an indemnification claim pursuant to Section 8.2 by delivering a certificate (an “Officer’s Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund), and/or to one or more Effective Time Company Stockholders (if and to the extent that the Indemnified Party is seeking recourse directly against any such Effective Time Company Stockholder) (any such party being referred to herein as the “Indemnifying Party”), (i) stating that an Indemnified Party has paid, sustained, suffered, incurred or accrued (or reasonably anticipates that it will have to pay, sustain, suffer, incur, or accrue) Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, suffered, incurred or accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(b)                                 Following its receipt of an Officer’s Certificate, the Indemnifying Party or Parties (as a single group, if applicable) shall have fifteen (15) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Officer’s Certificate at the address of such Indemnified Party set forth in such Officer’s Certificate, with a copy to the Escrow Agent if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund. In the event that the Indemnifying Party or Parties (as a single group, if applicable) shall fail to object, pursuant to this Section 8.5(b), to any item or amount set forth in an Officer’s Certificate within the foregoing fifteen calendar-day period, the Indemnifying Party or Parties (as a single group, if applicable) shall be deemed to have irrevocably agreed and consented to each such item or amount. Upon the expiration of such fifteen calendar-day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered the Officer’s Certificate only an amount of cash and Escrow Shares having an aggregate value (with Escrow Shares being valued based on the applicable Trading Price and each Effective Time Company Stockholder’s Escrow Pro Rata Portion of such amount being comprised of cash and Escrow Shares in the same proportion as his, her or its Escrow Contribution) equal to any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 8.5(b).

(c)                                  In the event that an Indemnifying Party or Parties (as a single group, if applicable) shall object, pursuant to Section 8.5(b) hereof, to any item(s) or amount(s) set forth in any Officer’s Certificate, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(d)                                 If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Indemnifying Party or Parties (as a single group, if applicable) or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty calendar-day period, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator who shall have relevant industry experience. If the Indemnifying Party or Parties (as a single group, if applicable) fails to select an arbitrator during this fifteen calendar-day period, then the arbitration will be conducted by one arbitrator selected by Parent.

(e)                                  Any such arbitration shall be held in Alameda County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(f)                                    Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g)                                 The foregoing arbitration provisions shall apply to any dispute among any Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties under this Article VIII, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII; provided, however, that the foregoing arbitration shall not apply to any dispute among any Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties with respect to any claims arising out of or relating to any intentional or willful misrepresentation or intentional fraud or willful breach by the Company of any of its representations, warranties and/or covenants contained herein, a dispute over which either party may seek to resolve in a proceeding brought in any state or federal court located in the County of San Mateo, California or the City and County of San Francisco, California.

8.6                                 Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article VIII, such Indemnified Party shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such

Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, suffered, incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Effective Time Company Stockholders directly, as the case may be, with respect to such settlement.

8.7                                 Escrow Arrangements

(a)                                  Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in this Article VIII, at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount without any act of the Company Stockholders, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein (the “Escrow Fund”). The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b)                                 Distribution of Escrow Fund. The Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the soonest practicable date following the Survival Period (but in no event longer than fifteen (15) days after the Survival Period) (the “Escrow Period”). On such date, Parent shall provide the Escrow Agent with written instructions to deliver to the Effective Time Company Stockholders (in proportion to their respective Escrow Pro Rata Portions) any portion of the Escrow Fund remaining in escrow; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the termination of the Survival Period with respect to facts and circumstances existing during the Survival Period (“Unresolved Claims”), and any such amount shall not be distributed to the Effective Time Company Stockholders at such time. As soon as all such Unresolved Claims have been resolved, the Escrow Agent shall deliver to the Effective Time Company Stockholders (in proportion to their respective Escrow Pro Rata Portions) the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.

(c)                                  Protection of Escrow Fund

(i)                                     The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii)                                  The Escrow Amount shall be invested in a U.S. Bank Treasury bills with maturities of not more than 30 days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof, subject to the last sentence of this Section 8.7(c)(ii). For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. For tax reporting and withholding purposes, each Effective Time Company Stockholder shall be treated as having received and contributed to the Escrow Fund income earned on such Effective Time Company Stockholder’s Escrow Pro Rata Portion of such Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income, and the Escrow Agent shall make quarterly distributions of any such income earned on the Escrow Fund and any dividends paid on the Escrow Shares to the Effective Time Company Stockholders according to their Escrow Pro Rata Portions. The Stockholder Representative shall cause each Effective Time Company Stockholder to provide the Escrow Agent with an IRS Form W-9 or an original W-8, as applicable, prior to the Closing.

(d)                                 Escrow Agent’s Duties

(i)                                     The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the  Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)                                  The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)                               The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)                              The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)                                 In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)                              If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Effective Time Company Stockholders on the basis of the Effective Time Company Stockholders’ respective Escrow Pro Rata Portions; provided, however, that in the event any Effective Time Company Stockholder fails to timely pay its Escrow Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Effective Time Company Stockholder’s Escrow Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Effective Time Company Stockholder’s Escrow Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)                           The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Effective Time Company Stockholders on the basis of the Effective Time Company Stockholders’ respective Escrow Pro Rata Portions; provided, however, that in the event any Effective Time Company Stockholder fails to timely pay its Escrow Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Effective Time Company Stockholder’s Escrow Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Effective Time Company Stockholder’s Pro Rata Portion of the Escrow Fund.

(viii)                        The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e)                                  Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f)                                    Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.8                                 Stockholder Representative. By virtue of the approval of the Merger and this Agreement by the Company Stockholders, each of the Effective Time Company Stockholders shall be deemed to have agreed to appoint James N. Clarke as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Effective Time Company Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Effective Time Company Stockholder or by any such Effective Time Company Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Effective Time Company Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Effective Time Company Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Effective Time Company Stockholders.

(a)                                  The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Effective Time Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Effective Time Company Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Effective Time Company Stockholders and shall be final, binding and conclusive upon the Effective Time Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Effective Time Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

8.9                                 Voting Rights With Respect to Escrow Shares. Each of the Effective Time Company Stockholders shall be entitled to exercise all voting rights with respect to his or her Escrow Pro Rata Portion of the Escrow Shares as if such Effective Time Company Stockholder directly held such Escrow Shares.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1                                 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                  by mutual written agreement of Parent and the Company;

(b)                                 by Parent or the Company, by giving written notice to the other party, if: (i) the Closing Date shall not have occurred by March 15, 2006 (which date shall be automatically extended to April 15, 2006 if the failure to close is as a result of any delays connected with the Permit Application, the Fairness Hearing or the Consent Solicitation process, provided that such delays are not intentionally caused by any party to this Agreement), provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement; or (ii) if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(c)                                  by Parent, by giving written notice to the Company, if after the Company Stockholders have voted, this Agreement and the Merger fail to receive the Requisite Stockholder Vote;

(d)                                 by the Company, by giving written notice to Parent, if after the Company Stockholders have voted, this Agreement and the Merger fail to receive the Requisite Stockholder Vote (provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company where the failure to obtain the Requisite Stockholder Vote shall have been caused by the action or inaction of the Company and such action or inaction constitutes a breach by the Company of this Agreement);

(e)                                  by Parent, by giving written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)                                    by the Company, by giving written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2                                 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Sections 6.5 (Confidentiality), 6.6 (Public Disclosure), Section 6.13 (Expenses) and Article X hereof (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3                                 Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Company Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment.

9.4                                 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE X
GENERAL PROVISIONS

10.1                           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                  If to Parent or Merger Sub, to:

SuperGen, Inc.

4140 Dublin Boulevard, Suite 200

Dublin, California 94568

Attention: Michael Molkentin

Telephone No.: (925) 560-0100

Facsimile No.: (925) 551-6483

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California  94304

Attention: Page Mailliard, Esq.

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b)                                 If to the Company (prior to the Closing), to:

Montigen Pharmaceuticals, Inc.

2401 South Foothill Drive

Salt Lake City, Utah 84019

Attention: Dallin Anderson

Telephone No.: (801) 746-2669

Facsimile No.: (801) 746-5633

with a copy to:

Orrick, Herrington & Sutcliffe LLP

Washington Harbour

3050 K Street N.W.

Washington DC 20007

Attention: Mark W. Seneca, Esq.

Telephone No.: (202) 339-8565

Facsimile No.: (202) 339-8500

and:

Kirton & McConkie

1800 Eagle Gate Tower

60 East South Temple

P.O. Box 45120

Salt Lake City, Utah 84145

Attention: Donald F. Crane, Esq.

Telephone No.: (801) 328-3600

Facsimile No.: (801) 321-4893

(c)                                  If to the Stockholder Representative, to

James N. Clarke

5893 S. Tolcate

Salt Lake City, Utah 84121

Facsimile No.: (801) 424-0019

(d)                                 If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

One California Street, Suite 2100

San Francisco, California 94111

Attention: Sheila Soares

Telephone No.: (415) 273-4582

Facsimile No.: (415) 273-4590

10.2                           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the date hereof, it being understood that all parties need not sign the same counterpart.

10.3                           Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Mutual Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.4                           No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Mutual Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.19 hereof.

10.5                           Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Mutual Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6                           Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7                           Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8                           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.9                           Consent to Jurisdiction. Subject to the terms of Section 8.5 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Alameda County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.10                     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Stockholder Representative and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SUPERGEN, INC.

By:	/S/ JAMES S.J. MANUSO
Name: James S.J. Manuso, Ph.D.
Title: President & Chief Executive Officer

KING’S PEAK ACQUISITION CORPORATION

By:	/S/ MICHAEL MOLKENTIN
Name: Michael Molkentin
Title: President

MONTIGEN PHARMACEUTICALS, INC.

By:	/S/ DALLIN ANDERSON
Name: Dallin Anderson
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ SHEILA SOARES
Name: Sheila Soares
Title: Vice President

STOCKHOLDER REPRESENTATIVE

By:	/S/ JAMES N. CLARKE
James N. Clarke